Exhibit 10.2

December 15, 2016
Lawrence W. Kellner
5000 Birch Street
Suite 500
Newport Beach, CA 92660
Dear Larry:
On behalf of the Board of Directors (the “Board”) of Sabre Corporation (the “Company”), this letter memorializes our agreement regarding your service as Executive Chairman of the Board.
You will be appointed Executive Chairman effective as of December 31, 2016. Your position will require part-time, and not full-time, services. Your principal place of employment shall be your address set forth above, but you shall be required to travel as necessary in connection with the performance of the services contemplated hereby. In consideration for your services as Executive Chairman, the Company will pay you annual cash base compensation of $500,000, payable on a monthly basis.
In connection with your assumption of the Executive Chairman role, the Company will grant you a one-time, promotional equity award with an aggregate value of $2,000,000 (the “Promotional Equity Award”), of which fifty percent of the value will take the form of stock options and fifty percent will take the form of restricted stock units, with value of the options determined using the Black Scholes methodology. Each of the options and restricted stock units that form part of the Promotional Equity Award will vest in three approximately equal annual installments on the first three anniversary dates of the Grant Date, subject to your continued provision of services to the Company through the applicable anniversary date. If your services end prior to the final vesting date of the Promotional Equity Award for any reason other than your voluntary retirement you will fully vest in any then-unvested portion of the Promotional Equity Award.
You will be eligible to receive regular annual equity awards while you perform the services contemplated hereby.
As Executive Chairman, you will no longer participate in the Company’s compensation program for the compensation of non-employee directors, except that you will continue to be eligible to defer your equity awards under the Sabre Corporation Non-Employee Directors Compensation Deferral Plan in accordance with its terms as in effect from time to time.

The Company will continue to provide you with customary directors’ liability insurance that the Company provides generally to its other directors and officers, as it may be amended from time to time. You will also be entitled to the same contractual indemnification rights as the Company provides to its other directors and officers, as they may be amended from time to time. You will be entitled to reimbursement for reasonable travel and other expenses incurred by you in the performance of your services as contemplated hereby, including travel between Newport Beach and Dallas and appropriate accommodations while you are required to be in Dallas for business purposes, subject to such policies as the Board shall adopt from time to time.
Your continued service on the Board will be subject in all respects to the provisions of the By-laws and other governing documents of the Company.
Please indicate your agreement to the terms outlined in this letter by countersigning below.
Larry, we greatly appreciate your service to the Company, and we look forward to your continued support and guidance as the Executive Chairman.

Sincerely

By: /s/ William G. Robinson, Jr.
Name: William G. Robinson, Jr.
Title: Executive Vice President and Chief Human Resources Officer

Acknowledged and Agreed

By: /s/ Lawrence W. Kellner
Name: Lawrence W. Kellner
Date: December 15, 2016

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